CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Statements and Experts", and to the use of our reports dated January 18, 2008 of General Government Securities Money Market Funds, Inc. comprising respectively, General Government Securities Money Market Fund and General Treasury Prime Money Market Fund which is incorporated by reference in this Registration Statement on Form N-IA of General Govermnent Securities Money Market Funds, Inc.

New York, New York March 24, 2008